Prospectus Supplement                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated January 3, 2003)                Registration No. 333-101561



                          BESTNET COMMUNICATIONS CORP.

                   UP TO 1,662,050 SHARES OF OUR COMMON STOCK

     You should read this prospectus supplement and the related prospectus dated January 3, 2003 carefully before you invest. Both documents contain information you should consider when making your investment decision.

     Investing in our common stock involves a high degree of risk. See Risk Factors beginning on page 8 of our prospectus dated January 3, 2003 and on page 16 of our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, for a description of certain factors that should be considered by prospective investors.

     This prospectus supplement is part of a registration statement that we filed with the SEC to register the resale of an aggregate of 1,662,050 shares of our common stock issuable as follows: (i) 732,500 shares upon exercise of certain of our outstanding warrants; (ii) 665,000 shares upon conversion of our 6% Convertible Promissory Notes, pursuant to a Note and Warrant Purchase Agreement, dated September 26, 2002; and (iii) 264,550 shares pursuant to registration rights under a Common Stock Purchase Agreement, dated August 30, 2002. The selling stockholders may sell the common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be underwriters of the shares of common stock that they are offering. Please see the "Selling Stockholders" section beginning on page 22 of the prospectus for a complete description of all of the selling stockholders.

     The selling stockholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive up to an aggregate of $1,248,750 if all of the warrants are exercised.

     This prospectus supplement updates the list of documents contained in our prospectus under the heading "Incorporation of Documents by Reference." Since we filed the last amendment to the registration statement, we have filed with the SEC our Quarterly Report on Form 10-QSB for the quarterly period ended February 28, 2003, which is hereby incorporated by reference into the prospectus and this prospectus supplement. You should read carefully this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus, and the information incorporated by reference into those documents, you should rely on the information contained in the document with the latest date.

     This prospectus supplement, the prospectus, our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, and our Quarterly Report on Form 10-QSB for the quarterly period ended February 28, 2003, are being delivered to you in connection with your proposed investment in our common stock.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April 14, 2003.